Exhibit 3.1

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

SECOND AMENDED AND RESTATED ARTICLES OF ORGANIZATION

(General Laws Chapter 156D, Section 2.02; 950 CMR 113.16)

(1)	Exact name of corporation:	dMY Squared Technology Group, Inc.

(2)	Registered office address:	44 School Street, Suite 505, Boston, Commonwealth of Massachusetts 02108
(number, street, city or town, state, zip code)

(3)	Date adopted:	March 19, 2026
(month, day, year)

(4)	Approved by:
(check appropriate box)

☐	the directors without shareholder approval and shareholder approval was not required;

OR

☑	the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5)	The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:

Article I – Name

The exact name of the corporation is: Horizon Quantum, Inc. (the “Corporation”)

Article II – Purpose

The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a business corporation may engage in under the Massachusetts Business Corporation Act (M.G.L. Ch. 156D, Sec. 101 et seq., as amended and in effect from time to time, the “MBCA”).

Article III – Authorized Shares

The following is the total number of shares and par value of each class of stock that the Corporation is authorized to issue. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance in each class) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote thereon, voting together as a single class.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	10,000	$0.0001
		Preferred	500	$0.0001

Article IV – Preferences, Limitations and Rights of Any Class or Series

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 10,500 shares, consisting of (a) 10,000 shares of common stock (the “Common Stock”), and (ii) 500 shares of preferred stock (the “Preferred Stock”).

A. Common Stock

1. Voting in General. Unless and until the Corporation has issued shares of Preferred Stock having the right to vote in the election of directors of the Corporation (“Directors”) and other matters requiring action by the Corporation’s shareholders, or as otherwise provided in these Second Amended and Restated Articles of Organization (as amended and/or restated from time to time, these “Articles”) or required by applicable law, the holders of shares of Common Stock (the “Common Stock”) shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the shareholders of the Corporation. There shall be no cumulative voting.

2. Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock shall be entitled to share equally, on a per share basis, in the net assets of the Corporation, after the Corporation shall have satisfied or made provision for the satisfaction of its debts and obligations and for the payment to holders of shares of any class or series of capital stock of the Corporation having preferential rights to receive distributions of the Corporation’s net assets.

3. Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Common Stock upon the consolidation or merger of the Corporation with or into any other entity, or in the case of any other transaction having an effect on shareholders substantially similar to that resulting from a consolidation or merger, such distribution or payment that the holders of shares of Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Common Stock.

B. Preferred Stock

1. The Corporation’s Board of Directors (the “Board”) shall be authorized, without further shareholder approval and subject to any limitations prescribed by applicable law, to provide for the issuance of shares of Preferred Stock in such class or series as may be determined by the Board by filing Articles of Amendment or Restated Articles of Organization pursuant to the law of the Commonwealth of Massachusetts, to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof.

2. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any class or series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock provided in any such Articles of Amendment or Restated Articles of Organization. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

C. Rights and Options

1. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

D. Approval by Shareholders of Certain Actions

1. Voluntary Dissolution of the Corporation. Unless a greater percentage vote, or action by one or more separate voting groups, is required by the Articles, by the Bylaws of the Corporation (the “Bylaws”), by the provisions of the MBCA, or by the Board acting pursuant to subsection (c) of Section 14.02 of the MBCA, the approval of a proposal to dissolve the Corporation in accordance with Section 14.02 of the MBCA shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by the Articles, and in addition, a majority of the shares of any voting group entitled to vote separately on the matter pursuant to the MBCA, by the Articles or by the Bylaws, or by action of the Board taken pursuant to Subsection (c) of Section 14.02 of the MBCA.

2. Domestication into Foreign Jurisdiction. Unless a greater percentage vote, or action by one or more separate voting groups, is required by the Articles, by the Bylaws, by the provisions of the MBCA, or by the Board acting pursuant to subsection (3) of Section 9.21 of the MBCA, the approval of a plan of domestication of the Corporation to a foreign jurisdiction in accordance with Section 9.21 of the MBCA shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by these Articles, and in addition, a majority of the shares of any voting group entitled to vote separately on the matter pursuant to the MBCA, by the Articles or by the Bylaws, or by action of the Board taken pursuant to Subsection (3) of Section 9.21 of the MBCA.

3. Entity Conversion. Unless a greater percentage vote, or action by one or more separate voting groups, is required by the Articles, by the Bylaws, by the provisions of the MBCA, or by the Board acting pursuant to subsection (3) of Section 9.52 of the MBCA, the approval of a plan of entity conversion to a domestic or foreign other entity in accordance with Section 9.52 of the MBCA shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by the Articles, and in addition, a majority of the shares of any voting group entitled to vote separately on the matter pursuant to the MBCA, by the Articles or by the Bylaws, or by action of the Board taken pursuant to Subsection (3) of Section 9.52 of the MBCA.

4. Choice of Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Business Litigation Session of the Superior Court for Suffolk County, Massachusetts and United States District Court for the District of Massachusetts sitting in Boston, Massachusetts shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the Massachusetts Business Corporation Act, the Articles, or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein, except that the United States District Court of Massachusetts in Boston shall be the sole and exclusive forum for any claim arising under the Securities Act of 1933, as amended, or any claim for which such other courts do not have subject matter jurisdiction including, without limitation, any claim arising under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Article V – Restrictions on Transfer

The restrictions, if any, imposed by the Articles upon the transfer of shares of any class or series of stock are: None

Article VI – Other Lawful Provisions

The Corporation shall have all lawful powers of a corporation organized pursuant to the MBCA. In addition to, and not in limitation of, thereof:

(a)	The Corporation shall have the right, power and authority to carry on any business, operation or activity to the same extent as might an individual, whether as a principal, agent, contractor, or otherwise, and either alone or in conjunction, joint venture, partnership or other arrangement with any other entity or natural person;

(b)	The Corporation shall have the right, power and authority to carry on any lawful business, operation or activity through one or more direct or indirect subsidiaries, whether wholly-owned or owned in part;

(c)	The Corporation shall have the right, power and authority to be a partner in any business enterprise which the Corporation would have the power to conduct directly or through a direct or indirect subsidiary;

(d)	The Board may make, amend, restate or repeal the Bylaws, in whole or in part, except with respect to any provision of the Bylaws which, by law or the terms of the Bylaws, requires the approval of the shareholders;

(e)	Meetings of the shareholders of the Corporation may be held anywhere in or outside of the Commonwealth;

(f)	The Directors shall have the power to fix from time to time their compensation. No person shall be disqualified from holding any office by reason of any interest. In the absence of fraud, any Director, officer, or shareholder of the Corporation, individually, or any individual having any interest in any concern which is a shareholder of the Corporation, or any concern in which any of such Directors, officers, shareholders or individuals has any interest, may be a party to or may be pecuniarily or otherwise interested in, any contract, transaction or other act of the Corporation, and

(1)	Such contract, transaction or act shall not be in any way invalidated or otherwise affected by that fact;

(2)	No such Director, officer, shareholder or individual shall be liable to account to the Corporation for any profit or benefit realized through any such contract, transaction or act; and

(3)	Any such Director may be counted in determining the existence of a quorum at any meeting of the Board or of any committee of the Board which shall authorize any such contract, transaction or act, and may vote to authorize the same;

Provided, however, that any contract, transaction or act in which any Director or officer of the Corporation is so interested individually or as a director, officer, trustee or member of any concern which is not a direct or indirect subsidiary or affiliate of the Corporation, or in which any directors or officers are so interested as holders, collectively, of a majority of the shares of capital stock or other beneficial interest at the time outstanding in any concern which is not a direct or indirect subsidiary or affiliate of the Corporation, shall be duly authorized or ratified by a majority of the Directors who are not so interested, or by the holders of a majority of shares entitled to vote thereon then outstanding, to whom the nature of such interest has been disclosed and who have made any findings required by law.

For the purposes of this Article (a) the term “interest” shall mean and include any personal interest and any interest as a director, officer, stockholder, shareholder, trustee, member or beneficiary of any concern; (b) the term “concern” shall mean and include any corporation, association, trust, partnership, limited liability company, firm, person or other entity other than this Corporation; and (c) the phrase “subsidiary or affiliate” shall mean and include any concern in which a majority of the directors, trustees, partners or controlling persons is elected or appointed by the Directors or is constituted of the Directors or officers of this Corporation.

(g)	To the fullest extent permitted by the MBCA, the Corporation shall indemnify each current and former officer, Director, and their personal representatives against: (i) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such person in or about the conduct of the Corporation’s business or affairs or in the execution or discharge of such person’s duties, powers, authorities or discretions, and (ii) without limitation to paragraph (i), all costs, expenses, losses or liabilities incurred by such person in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Corporation or its affairs in any court or tribunal, whether in Massachusetts or elsewhere; provided, however, that no current or former officer or Director shall be indemnified in respect of any matter arising out of his or her own actual fraud, failure to conduct himself or herself in good faith, willful default, or willful neglect. To the extent permitted by applicable law, the Corporation may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by a current or former officer or director in respect of any matter identified in paragraph (i) or paragraph (ii) above on condition that such person must repay the amount paid by the Corporation to the extent that it is ultimately found not liable to indemnify such person for those legal costs.

(h)	The Directors may, to the full extent permitted by the MBCA and applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of Directors, officers and employees under the provisions of this Article VI; and (b) to indemnify and/or insure Directors, officers and employees against liability to the fullest extent permitted by the MBCA and applicable law.

(i)	No amendment or repeal of any provision of these Articles or the Bylaws contemplating the indemnification of any Director or officer of the Corporation or of the relevant provisions of M.G.L. Chapter 156D shall affect or diminish the rights of any indemnified Director or officer with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of such amendment or repeal. If the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification hereunder shall be provided to the full extent permitted or required by such amendment.

(j)	The Corporation reserves the right at any time and from time to time to amend, alter, change, add or repeal any provision contained in these Articles (including any provision related to Preferred Stock), and other provisions authorized by the laws of the Commonwealth of Massachusetts at the time in force that may be added or inserted, in the manner now or hereafter prescribed by these Articles and the MBCA; and except as set forth in Article VI (g) and (h), all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to these Articles in their present form or as hereafter amended are granted subject to the right reserved in this Article VI (j).

Article VII – Effective Date

It is hereby certified that these Articles consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these Articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended: I, III and IV

Signed by:	/s/ Harry L. You
(signature of authorized individual)

☒	Chairman of the board of directors,

☐	President,

☐	Other officer,

☐	Court-appointed fiduciary,

On this 19th day of March, 2026